For further Information:

At the Company: At PondelWilkinson: Ron Santarosa Robert Jaffe 805-322-9333 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA REPORTS 2010 SECOND QUARTER RESULTS,
SIGNIFICANT IMPROVEMENT IN ASSET QUALITY TRENDS

WESTLAKE VILLAGE Calif., July 21, 2010 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported financial results for the second quarter ended June 30, 2010.  The company also announced that it will host a conference call tomorrow, Thursday, July 22, 2010 at 11 a.m. Pacific (2:00 p.m. Eastern) to review its financial results.

For the 2010 second quarter, net income was $147,000 compared with $217,000 for the same quarter of the prior year.  Preferred dividends were $312,500 for both the second quarter of 2010 and 2009.  Net loss available to common shareholders was $166,000, or $0.01 per share, compared with $96,000, or $0.01 per share, for the 2009 second quarter.

“During the second quarter, we made excellent progress in several key areas of our business,” said C. G. Kum, President and Chief Executive Officer.  “We achieved strong growth in core deposits and continued to make significant progress in asset quality trends.  Moreover, the results of the company enabled the absorption of credit losses and a buildup of our loan loss reserves.”

2010 Second Quarter Financial Highlights:

▪	Loans past due 30 to 89 days significantly declined to $1.1 million at June 30, 2010 from $14.6 million at December 31, 2009;

▪	Nonaccrual loans decreased to $13.2 million at June 30, 2010 from $40.0 million at December 31, 2009;

▪	Net loan charge-offs for the first half of 2010, annualized, narrowed to 0.78 percent of average loans from 0.89 percent for 2009 year;

▪	The allowance for loans increased to 1.85% of total loans at June 30, 2010 from 1.76% at December 31, 2009;

▪	Core deposits grew to 79% of total deposits at June 30, 2010 from 74% at December 31, 2009;

▪	Total risk-based capital ratio climbed to 17.32% at June 30, 2010 from 12.69% at December 31, 2009, largely as the result of the company’s capital raise completed during the first quarter of 2010.

Asset Quality

Nonaccrual loans decreased to $13.2 million at June 30, 2010 from $40.0 million at December 31, 2009.  The decrease was mainly due to the completed foreclosure of a $21.0 million completed commercial construction project.  In addition, the company benefited from $5.3 million of reductions from pay downs and pay offs and $2.0 million of reductions from loans returned to accruing status as a result of the borrowers’ payment performance and improved financial health.  Subsequent to the end of the quarter, the company received full payment on a $4.5 million nonaccrual completed residential construction loan.

Foreclosed property increased to $27.9 million at June 30, 2010 from $4.9 million at December 31, 2009.  The increase reflects the addition of the completed commercial construction project, which gives the company control of the project and advances resolution of a complex and difficult credit.  The company had four

First California Financial Group, Inc.	NASDAQ: FCAL
2-2-2

foreclosed properties at June 30, 2010 compared with one property at December 31, 2009. A $1.0 million foreclosed property is currently in escrow and is due to close in July.

Consistent with other asset quality trends, net loan charge-offs declined to $912,000 for the 2010 second quarter from $2.7 million for the 2010 first quarter. Net loan charge-offs for the first half of 2010, annualized, declined to 0.78% of average loans from 0.89% for the 2009 year.

The company continued to downsize its construction and land portfolio, which decreased 31% to $59.9 million at June 30, 2010 from $86.6 million at December 31, 2009.  Construction and land loans represented 7% of the loan portfolio at June 30, 2010, down from 9% at December 31, 2009. The company’s $389.1 million commercial mortgage portfolio continued to perform well with only $755,000, or two loans, categorized as past due or nonaccrual at the end of the 2010 second quarter.

The allowance for loan losses was $16.5 million at both June 30, 2010 and December 31, 2009.  The provision for loan losses was $1.8 million for the second quarter of 2010 compared with $1.1 million for the second quarter of 2009 and $1.8 million for the first quarter of 2010.  As a percentage of total loans, the allowance was 1.85% of total loans at the end of the 2010 second quarter and 1.76% at the end of 2009.

“The improvement in our asset quality trends, which began in the fourth quarter of 2009, was truly evident in the recently completed second quarter of 2010,” Kum said.  “Our focus on credit underwriting and administration has allowed us to resolve problem assets quickly and with low levels of loss.  Notwithstanding these trends, we believe the higher allowance percentage reflects the economic adversity confronting our borrowers and further protects our capital in these uncertain times.  The outlook for business activity and unemployment across the nation, and particularly in California, causes us to remain cautious.”

Results of Operations

For the 2010 second quarter, net interest income before the provision for loan losses declined to $10.8 million from $11.9 million for the prior-year quarter.  Net interest margin (on a taxable equivalent basis) was 3.40% compared with 3.75% for the same period a year ago.  The decline in the net interest income and net interest margin principally reflects a higher level of lower-yielding earning assets. Net interest income and net interest margin for the 2010 second quarter increased modestly from the 2010 first quarter.

Noninterest income for the 2010 second quarter was $2.0 million compared with $2.7 million for the prior-year period.  2010 second quarter results included securities gains of $130,000 and a valuation gain on the $21.0 million foreclosed property of $691,000.  2009 second quarter results included securities gains of $2.0 million and impairment losses of $565,000.

Noninterest expenses declined to $10.8 million for the 2010 second quarter from $12.9 million for the second quarter a year ago.  Noninterest expenses for the 2010 second quarter increased from the 2010 first quarter due to higher foreclosed property activities.  The year ago second quarter results included an FDIC special insurance assessment of $675,000 and a market loss on loans held-for-sale of $709,000.  The company expects noninterest expenses to be lower in the second half of the year as problem asset collection-related costs should decline.

At June 30, 2010, loans were $891.5 million, down $47.7 million or 5% from $939.2 million at year-end 2009.  The decline reflects the completion of the foreclosure on the company’s $21.0 million commercial office construction loan and generally weak loan demand in our markets.  Usage under the company’s commercial lines of credit declined to 53% at the end of the 2010 second quarter from 59% at year-end 2009.  The company originated $81.1 million of new loan commitments in the first half of 2010; however, these originations were more than offset by the managed reduction in riskier construction and land loans and lower line usage by customers.  The company anticipates net loan growth in the second half of the year as construction and land loan payoffs and paydowns will be proportionally smaller on this portfolio of loans.

First California Financial Group, Inc.	NASDAQ: FCAL
3-3-3

Deposits as of June 30, 2010 were $1.09 billion, down $32 million or 3% from $1.12 billion as of December 31, 2009.  The decline reflects the $61 million managed reduction in wholesale certificates of deposits.  Core non-maturity deposits (checking, savings and money market deposits) however, increased $45 million year to date.

Liquidity and Capital Resources

At June 30, 2010, First California had $97.9 million of interest-bearing deposits with other banks and $286.1 million of securities.  These liquid resources were $14.6 million or 4% higher than at the end of 2009 and reflects the increase in the company’s core deposits, proceeds from the March 2010 common stock offering and low loan demand.

Core deposits, which exclude brokered time deposits and deposits greater than $100,000, continue to be First California’s primary source of funds.  Core deposits increased to 79% of total deposits at the end of the 2010 second quarter from 74% at year-end 2009.  With the company’s strong liquidity position and stable core deposit relationships, First California eliminated all $25.7 million of brokered time deposits and reduced State of California time deposits by $35.0 million and FHLB borrowings by $14.8 million.

Shareholders’ equity was $198.4 million at the close of the 2010 second quarter compared with $157.2 million at the end of 2009.  The company’s book value per common share was $6.18 at June 30, 2010 compared with $11.45 at December 31, 2009.  Tangible book value per common share was $3.64 at June 30, 2010 compared with $5.23 at December 31, 2009.  The increase in shareholders’ equity and the decline in the per share amounts reflect the successful completion of a common stock offering in March 2010.

At June 30, 2010, First California’s preliminary total risk-based and leverage capital ratios were 17.32 % and 11.56%, respectively.  At the end of the 2009 year, the total risked-based capital ratio was 12.69% and the leverage capital ratio was 8.52%.  The company’s ratio of tangible common equity to tangible assets was 7.42% at quarter end and 4.38% at year-end 2009.  The increase in the ratios principally reflects the increase in common equity from the March 2010 stock offering.  Total assets were $1.45 billion compared with $1.46 billion at December 31, 2009.

Kum concluded: “We successfully completed a follow-on common stock offering in March and resolved problem assets in the recently completed quarter, both of which fortified our strong balance sheet.  The company has a strong origination pipeline and our strengths and successes allow us to attract talented personnel and capture new deposit and lending relationships. We have reduced operating expenses to remain efficient in the current revenue-challenged environment of low interest rates and low loan demand.  All of these actions position us for profitable growth when the economy improves and to take advantage of the dislocation in the Southern California banking sector.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  This information is being provided in response to market participant interest in this financial metric.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

First California Financial Group, Inc.	NASDAQ: FCAL
4-4-4

Conference Call and Webcast

First California will hold a conference call on Thursday, July 22, 2010 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2010 second quarter and year-to-date financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 31 years of business in 2010, First California is a regional force of strength and stability in Southern California banking with assets of $1.45 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.
# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Jun-10	31-Mar-10	31-Dec-09	30-Sep-09	30-Jun-09

Income statement summary
Net interest income	$10,806	$10,673	$11,091	$11,396	$11,897
Service charges, fees & other income	1,133	1,079	1,232	1,291	1,304
Operating expenses	9,866	9,422	10,372	10,684	10,826
Provision for loan losses	1,766	1,754	6,350	4,117	1,110
Foreclosed property (gain)/loss & expense	(223)	78	1,121	193	249
Amortization of intangible assets	417	416	416	417	417
Gain on securities transactions	130	132	2,159	1,639	2,000
Impairment loss on securities	-	18	942	-	565
Market loss on loans held-for-sale	-	-	-	-	709
FDIC special assessment	-	-	-	-	675
Income (loss) before tax	243	196	(4,719)	(1,085)	650
Tax expense (benefit)	96	79	(1,855)	(949)	433
Net income (loss)	$147	$117	$(2,864)	$(136)	$217

Balance sheet data
Total assets	$1,452,999	$1,440,267	$1,459,821	$1,469,628	$1,448,456
Shareholders' equity	198,384	196,835	157,226	161,058	159,116
Common shareholders' equity	173,985	172,550	133,056	137,002	135,174
Earning assets	1,275,540	1,278,641	1,308,628	1,304,625	1,282,497
Loans	891,541	919,304	939,246	940,852	940,209
Securities	286,100	293,081	349,645	302,378	245,858
Federal funds sold & other	97,899	66,166	19,737	61,395	96,430
Interest-bearing funds	906,883	929,495	977,358	1,002,776	987,048
Interest-bearing deposits	751,354	769,229	807,105	827,036	804,071
Borrowings	128,750	133,500	143,500	149,000	156,250
Junior subordinated debt	26,779	26,766	26,753	26,740	26,727
Goodwill and other intangibles	71,468	71,884	72,301	72,717	73,134
Deposits	1,092,457	1,075,495	1,124,715	1,125,031	1,096,679

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$1,078	$2,520	$14,592	$7,314	$8,203
Loans past due 90 days & accruing	-	-	200	2,970	299
Nonaccruing loans	13,192	37,034	39,958	39,330	26,957
Total past due & nonaccrual loans	$14,270	$39,554	$54,750	$49,614	$35,459

Repossessed personal property	$-	$-	$-	$-	$61
Other real estate owned	27,850	5,997	4,893	6,120	6,767
Total foreclosed property	$27,850	$5,997	$4,893	$6,120	$6,828

Net loan charge-offs	$912	$2,661	$1,981	$3,935	$430
Allowance for loan losses	$16,452	$15,598	$16,505	$12,137	$11,955
Allowance for loan losses to loans	1.85%	1.70%	1.76%	1.29%	1.27%

Common shareholder data
Basic earnings (loss) per common share	$(0.01)	$(0.02)	$(0.27)	$(0.04)	$(0.01)
Diluted earnings (loss) per common share	$(0.01)	$(0.02)	$(0.27)	$(0.04)	$(0.01)
Book value per common share	$6.18	$6.12	$11.45	$11.78	$11.62
Tangible book value per common share	$3.64	$3.57	$5.23	$5.53	$5.33
Shares outstanding	28,175,564	28,182,048	11,622,893	11,626,213	11,633,289
Basic weighted average shares	28,181,602	12,910,057	11,625,386	11,630,928	11,633,289
Diluted weighted average shares	28,181,602	12,910,057	11,625,386	11,630,298	11,633,289

Selected ratios
Return on average assets	0.04%	0.03%	-0.77%	-0.04%	0.06%
Return on average equity	0.30%	0.28%	-7.08%	-0.34%	0.54%
Equity to assets	13.65%	13.67%	10.77%	10.96%	10.99%
Tangible equity to tangible assets	9.19%	9.13%	6.12%	6.32%	6.25%
Tangible common equity to tangible assets	7.42%	7.36%	4.38%	4.60%	4.51%
Efficiency ratio	81.82%	80.99%	100.91%	85.73%	98.66%
Net interest margin (tax equivalent)	3.40%	3.39%	3.35%	3.50%	3.75%
Total risk-based capital ratio:
First California Bank	16.67%	16.38%	12.18%	11.62%	11.54%
First California Financial Group, Inc.	17.32%	17.08%	12.69%	12.47%	12.48%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$12,819	$13,386	$25,806	$25,813
Interest on securities	1,508	3,431	3,097	7,028
Interest on federal funds sold and interest bearing deposits	59	235	79	290
Total interest income	14,386	17,052	28,982	33,131
Interest expense:
Interest on deposits	1,884	3,214	4,056	6,581
Interest on borrowings	1,257	1,502	2,569	3,057
Interest on junior subordinated debentures	439	439	878	926
Total interest expense	3,580	5,155	7,503	10,564
Net interest income before provision for loan losses	10,806	11,897	21,479	22,567
Provision for loan losses	1,766	1,110	3,520	6,179
Net interest income after provision for loan losses	9,040	10,787	17,959	16,388
Noninterest income:
Service charges on deposit accounts and other banking-related fees	973	1,038	1,903	2,088
Loan sales and commissions	-	44	16	53
Net gain on sale of securities	130	2,000	262	2,671
Impairment loss on securities	-	(565)	(18)	(565)
Market gain on foreclosed assets	691	-	691	-
Other income	160	222	293	407
Total noninterest income	1,954	2,739	3,147	4,654
Noninterest expense:
Salaries and employee benefits	4,889	5,363	9,859	11,021
Premises and equipment	1,517	1,780	3,054	3,313
Data processing	597	479	1,192	950
Legal, audit and other professional services	590	597	772	1,217
Printing, stationery and supplies	113	211	125	403
Telephone	213	264	437	527
Directors’ fees	113	141	233	256
Advertising, marketing and business development	286	443	513	899
Postage	47	96	103	151
Insurance and assessments	780	1,346	1,580	1,655
Loss on and expense of foreclosed property	468	249	546	249
Amortization of intangible assets	417	417	833	793
Market loss on loans held-for-sale	-	709	-	709
Other expenses	721	781	1,420	1,510
Total noninterest expense	10,751	12,876	20,667	23,653
Income (loss) before provision for income taxes	243	650	439	(2,611)
Provision (benefit) for income taxes	96	433	175	(950)
Net income (loss)	$147	$217	$264	$(1,661)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands)	June 30,	December 31,
	2010	2009

Cash and due from banks	$33,618	$26,757
Interest bearing deposits with other banks	97,899	19,737
Securities available-for-sale, at fair value	286,100	349,645
Loans, net	875,089	922,741
Premises and equipment, net	19,729	20,286
Goodwill	60,720	60,720
Other intangibles, net	10,748	11,581
Deferred tax assets, net	3,811	6,046
Cash surrender value of life insurance	12,012	11,791
Foreclosed property	27,850	4,893
Accrued interest receivable and other assets	25,423	25,624

Total assets	$1,452,999	$1,459,821

Non-interest checking	$341,103	$317,610
Interest checking	79,796	82,806
Money market and savings	363,996	339,750
Certificates of deposit, under $100,000	75,470	116,012
Certificates of deposit, $100,000 and over	232,092	268,537
Total deposits	1,092,457	1,124,715

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	83,750	98,500
Junior subordinated debentures	26,779	26,753
Accrued interest payable and other liabilities	6,629	7,627

Total liabilities	1,254,615	1,302,595

Total shareholders’ equity	198,384	157,226

Total liabilities and shareholders’ equity	$1,452,999	$1,459,821

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	6/30/2010	12/31/2009

Total shareholders' equity	$198,384	$157,226
Less: Goodwill and intangible assets	(71,468)	(72,301)
Tangible equity	126,916	84,925
Less: Preferred stock	(24,399)	(24,170)
Tangible common equity	$102,517	$60,755

Total assets	$1,452,999	$1,459,821
Less: Goodwill and intangible assets	(71,468)	(72,301)
Tangible assets	$1,381,531	$1,387,520

Common shares outstanding	28,175,564	11,622,893

Tangible equity to tangible assets	9.19%	6.12%
Tangible common equity to tangible assets	7.42%	4.38%
Tangible book value per common share	$3.64	$5.23